UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2011

CYBEX INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

New York	0-4538	11-1731581
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Trotter Drive, Medway, Massachusetts		02053
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (508) 533-4300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On December 23, 2011, Cybex International, Inc. (the “Company”) received a letter (the “December Notification”) from The Nasdaq Stock Market (“Nasdaq”) extending to April 2, 2012 the time period to comply with the minimum stockholders’ equity requirement of $10 million pursuant to Nasdaq Listing Rule 5450(b)(1)(A).

As previously reported, during the year the Company received determination letters from Nasdaq indicating that the Company’s common stock was subject to delisting from Nasdaq due to failure to comply with the minimum stockholders’ equity requirement of $10 million and the minimum bid price requirement of $1 per share. Subsequently, a Nasdaq Hearings Panel (the “Panel”) granted the Company’s request for continued listing on Nasdaq, subject to specified conditions. As modified by the December Notification, these conditions are as follows:

•	Stockholders’ Equity Requirement. On or before April 2, 2012, the Company must publicly announce on a Form 8-K its stockholders’ equity, which shall be $10 million or greater.

•	Minimum Bid Price Requirement. On or before March 12, 2012, the Company shall have evidenced a closing bid price above $1.00 for a minimum of 10 consecutive trading days.

In order to fully comply with the terms of this exception, the Company must be able to demonstrate compliance with all requirements for continued listing on Nasdaq.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 27, 2011

CYBEX INTERNATIONAL, INC.
(Registrant)

By:	/s/ John Aglialoro
Name:	John Aglialoro
Title:	Chief Executive Officer